                                                                    EXHIBIT 10.9



                         THE SANDWICH CO-OPERATIVE BANK



                     MANAGEMENT INCENTIVE COMPENSATION PLAN



                                  JANUARY 1990

                               TABLE OF CONTENTS
                               -----------------

                                                       Page No.
                                                       -------
MANAGEMENT INCENTIVE COMPENSATION PLAN
--------------------------------------

     Plan Objectives                                      1

     Eligibility for Participation                        2

PLAN ADMINISTRATION
-------------------

     Procedures and Bonus Determination                   5

     Bonus Plan Contingencies                             9

BONUS FORMULAS                                           12
--------------

PERFORMANCE MULTIPLIER                                   20
----------------------

PERFORMANCE MANAGEMENT SYSTEM                            21
-----------------------------

                         THE SANDWICH CO-OPERATIVE BANK
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                                 December 1989

The objective of the Management Incentive Compensation Plan I-s to provide a reasonable and effective means of recognizing, rewarding and encouraging outstanding achievement on the part of management as a whole and the individual officers of the Sandwich Co-operative Bank.

The principal measure of achievement utilized by the Plan focuses on corporate performance - both short - and long-term - and the relationship of the individual officers' performance to that of the Bank. It is a fundamental expectation of the Plan that +.-he performance objectives of its management will, at all times, give principal consideration to the provision of share holder value. Short-term gains which in any way compromise this requisite value, the Bank's operating philosophy or understanding of purpose should be seen as contrary to its interests and unworthy of consideration within the context of the Management Incentive Compensation Plan.

The Management Incentive Compensation Plan is based on the following precepts:

A. Overall corporate performance cannot be fully appreciated without a thorough understanding of corporate purpose and explicit definition of long-range objectives. Once formulated, this understanding, in the form of a corporate plan, should be subject to ratification by the Directors and reviewed annually for purposes of modification and reratification.

B. Under almost all circumstances, tire most accessible and consistently reliable yardstick for the measurement of corporate performance is profitability. In this regard "Return on Assets" and "Return on Equity" will provide objective means of assessing profitability.

C. Other measures of corporate performance may also be suitable, depending upon the circumstances and needs of the organization. In the instance of the Sandwich Co-operative Bank, Asset Growth, Operating Expense, and Asset Quality will constitute reasonable additional measurement criteria for the assessment of organizational and senior management performance. Interest rate spread, earnings per employee and deposit growth will provide reasonable measurement criteria for the assessment of the remaining management group.

D. Eligibility for participation in the Plan should be limited to those who may be in a position to significantly contribute to the Bank's profitability, e.g., its officers and designated managers. (This delineation will serve as an incentive for nonparticipants to aspire to and achieve participant status.) It should be clearly understood, however, that eligibility alone does not assure an officer actual participation in any incentive compensation distribution.

E. Actual distribution of incentive compensation should bear a direct relationship to individual performance and contribution to profitability.
                                                -----------------------------

          i. Those who contribute little or nothing should be rewarded with little or nothing.

          ii. Extraordinary contributions should be rewarded in an extraordinary fashion. The effort, skill, risk and/or personal sacrifice required to produce superlative achievement cannot be effectively rewarded with token incentive awards. Therefore, the higher the financial performance of the Bank and its officers, the greater the potential rewards.

          iii. Definition of both i and ii requires a mutual understanding relative to expected performance goals. Individual performance goals should be explicitly defined at the beginning of each year, reviewed quarterly (for progress and/or need for modification) and used as a means of assessing performance at year-end. The relative importance of various goals, as well as major unforseen changes in operating conditions must be considered in the final evaluation of performance levels.

          iv. The magnitude of individual incentive compensation awards should be determined by the Chief Executive Officer, with the benefit of supporting assessment information provided in writing by senior officers relative to their subordinates.

          v. Incentive awards should be subject to ratification by the Salary Committee of the Board of Directors -which will, in addition, determine the Incentive Compensation award of the Chief Executive Officer.

     F. Particular effort will be required to ensure the relevancy of the incentive compensation awards, i.e., the sensitivity of the plan in recognizing and responding to variations in performance over time, and in relation to the expectations as well as the performance of members of the management group. If distribution becomes unvarying, nondiscriminatory, or taken for granted, then the Plan's purpose will have been compromised.

     G. No incentive compensation plan is without flaw, nor immune to ultimate obsolescence. For this reason, the Plan, its purpose and actual impact should be reassessed annually, and modifications adopted where necessary. It should be expected that the Plan will be substantially modified at the end of three years.

                              PLAN ADMINISTRATION

                       Procedures and Bonus Determination
                       ----------------------------------


The Management incentive Compensation Plan will be carried out in accordance with the following procedure:

     1. Senior management will formulate a Corporate Plan for the Bank - stating its understanding of purpose, operating philosophy, and general objectives. The Corporate Plan will be presented to the Board for review and ratification.

     2. Eligibility of those to be included in the Plan will be recommended annually by the Chief Executive Officer to the Personnel Committee based on level of responsibility in the corporation. Any new employee occupying a level which would qualify for plan participation as determined by the Chief Executive Officer will be eligible for participation in their first year as designated in the Bonus Plan Contingency section on Page 9.

     3. The Board of Directors will establish a Corporation Performance Review Committee which will consist of the members of the Finance and Personnel Committees.

     4. Incentive Compensation will be based on both the financial performance of the corporation and individual performance:

          a. The Performance Review Committee will be charged with assessing overall Bank financial performance on an ongoing basis in conformance with the Corporation Plan. An analysis of peer group data will also be used in assessing the financial performance of the Bank where appropriate.

          b. An objectives system will be established whereby each participating officer annually formulates, in conjunction with his or her direct superior, explicitly defined objectives for the year ahead.

     5. At the close of each fiscal year, a determination of both Bank and individual performance will be made, subject to review and confirmation by the appropriate Bank officers and committees.

     6. A bank performance based "incentive bonus pool" will be established as a percent of eligible plan participants' total salaries. Distributions from the pool will be made pro rata on the basis of the individual's salary level and performance against established objectives.

          a. The financial performance criteria which will determine the amount of the senior management incentive bonus pool are
                             -----------------
               Profitability; Return on Assets; Return on Equity; Asset Growth;
               -------------------------------  ----------------  ------------
               Operating Expense; and, Asset Quality. The criteria used for
               -----------------       -------------
               determining the management incentive bonus pool are: Interest
                                                                    --------
               Rate Spread; Earnings per Employee;
               -----------  ---------------------
               and, Deposit Growth (see pp. 12 - 19). The criteria ranges were
                    --------------
               determined based on peer group comparisons and an analysis of the Bank's historic, current and projected financial performance. It is recommended that the criteria ranges be adjusted every two or three years to accommodate changes in operating and economic conditions.

          b. The individual plan participant's percent share of the "incentive bonus pool" will be determined by calculating his or her performance weighted pro rata share of total participant salaries.

                             HYPOTHETICAL EXAMPLE
                             --------------------

*    The total salaries of all plan participants is $400,000.

*    The Bank's results against plan criteria warrant an Incentive Bonus Pool of
         ------
     10.0% - resulting in an Incentive Bonus Pool of $40,000 ($400,000 x 10% = $40,000).

* Participant X was paid a base salary of $40,000 during the plan year. His pro forma share of total salaries was 10.0%.

* Participant X's performance "exceeded" his objectives established at the beginning of the year - resulting in a performance multiplier of 1.5 (see page 20). His "gross performance weighted share" is therefore 15.0% (10.0% x 1.5).

* The sum of the "gross performance weighted shares" of all of the participants equals 122.2%. Participant X's "net performance weighted pro rata share" is therefore 12.2% (15.0% divided by 122.2% = 12.2%). His actual bonus will be $4,880 (12.2% of $40,000 Incentive Bonus Pool).

                         Pro Rata%  Performance  Perf.Wtd.   Perf. Wtd.
Participant     Salary   of Total   Multiplier     Share       Share
-----------    -------   ---------  -----------  ---------   ----------
  A            $120,000      30%         1.0       30.0%       24.5%
  B            $100,000      25%         1.5       37.5%       30.6%
  C            $ 80,000      20%          .5       10.0%        8.2%
  D            $ 60,000      15%         2.0       30.0%       24.5%
  x            $ 40,000      10%         1.5       15.0%       12.2%
                                                  ------      ------
                                                  122.5%      100.0%

                              PLAN ADMINISTRATION
                              -------------------

                            Bonus Plan Contingencies
                            ------------------------


1. The Corporate Performance Review Committee will convene to assess the degree to which the Bank's performance for the year conformed with the standards established in the corporate plan. An unwarranted variance from the plan could result in adjustment to the "incentive bonus pool" - either upward or downward - by whatever amount is deemed appropriate by the Corporate Performance Review Committee. For example, if the Committee determined management risk-taking unduly jeopardized "soundness", the "incentive bonus pool" would be reduced and, if considered necessary, incentive awards for the year might be eliminated. On the other hand, if extraordinary mitigating circumstances beyond the control of management were to negatively impact profitability, an upward adjustment might be considered. The Corporate Performance Review Committee should give due consideration to the performance of the Bank relative to its peer group and existing economic and competitive conditions when reviewing corporate performance with respect to the incentive plan. The Corporate Performance Review Committee may also elect to make exceptions to the plan in order to recognize the truly extraordinary contributions of individuals - separate from the Bank and the management group as whole.

2. The amount of the "incentive bonus pool" will under no circumstances exceed ten percent of the Bank's net income. The net income base for this calculation should be net of the effect of the annual accrual for the incentive plan for that year (i.e., the accrual, net of associated tax benefits, should be added back to net income). Net income is considered to be bottom line net income, including the net effect of investment securities gains/losses and other nonrecurring items, but exclusive of extraordinary one-time events, e.g., Co-operative Central Bank dividends, the sale of physical assets, etc.

3. Under no circumstances will an incentive bonus be paid in any year for which a cash dividend on the Bank's stock has not been paid, or in any year in which cash dividends have been reduced.

4. Bonus Eligibility Determination: active full-time employees are eligible for 100% participation in the Management Incentive Compensation Plan if they have been designated as a participant by the Chief Executive Officer in conjunction with the Salary Committee and have been working under a set of individual performance goals for 12 months prior to the effective date of the bonus. Otherwise eligible employees having less than 12 months but more than six months of employment working under a set of individual performance goals may be designated participants by the chief executive officer.

     Their level of participation will be limited by the amount of base salary received during the bonus period. Officers must be on the payroll at the time of the bonus disbursement to receive their bonus.

5. The salary base to be used in the calculation is based upon earned salary for the period less any bonus payment included in that salary from a prior year.

6. It should be fully understood that the described plan is not intended to interface, complement or otherwise relate with the Bank's regular Salary Administration Program. The two are and should remain totally separate entities.

7. The Management Incentive Compensation Plan will be administered and established at the discretion of the Bank's Board of Directors and can be discontinued or modified at any time at their discretion. Furthermore, such bonus plan is not to be construed as a contract between employer and employee/officer. Any and all right to participate in this Plan will cease upon the officer's termination.

                 SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

                 ---------------------------------------------


A. PROFITABILITY: The Bank's relative profitability will be determined by contrasting its Return on Assets (Net Income/Average Total Assets) against that of its peer group. Net Income will be calculated exclusive of extraordinary, one time events, e.g., Cooperative Central Bank distributions, the sale of physical assets, etc.

                                                 Bonus
               Return on Assets               Percentage
          Variance over the Peer Group        Allocation
          ----------------------------        ----------
            0.10       or      less               0.00%
            0.11       to      0.15               0.50%
            0.16       to      0.21               1.00%
            0.22       to      0.26               1.50%
            0.27       to      0.31               2.00%
            0.32       to      0.36               2.50%
            0.37       to      0.42               3.00%
            0.43       to      0.47               3.50%
            0.48       to      0.52               4.00%
            0.53       to      0.57               4.50%
            0.58       to      0.63               5.00%
            0.64       to      0.68               5.50%
            0.69       to      0.73               6.00%
            0.74       to      0.78               6.50%
            0.79       to      0.84               7.00%
            0.85       to      0.89               7.50%
            0.90       to      0.94               8.00%
            0.95       to      0.99               8.50%
            1.00       or      more               9.00%

     B. RETURN ON EQUITY: The Bank's Return on Equity (net Income divided by average total shareholders' equity). Net Income will be calculated exclusive of extraordinary, one time events, e.g., Cooperative Central Bank distributions, the sale of physical assets, etc.

                                           Bonus
                                          Percentage
               Return on Equity           Allocation
          ---------------------------    -----------
               5.50    or    less           0.00%
               5.51    to    5.96%          0.50%
               5.97    to    6.43%          1.00%
               6.44    to    6.89%          1.50%
               6.90    to    7.36%          2.00%
               7.37    to    7.82%          2.50%
               7.83    to    8.28%          3.00%
               8.29    to    8.75%          3.50%
               8.76    to    9.21%          4.00%
               9.22    to    9.68%          4.50%
               9.69    to   10.14%          5.00%
              10.15    to   10.60%          5.50%
              10.61    to   11.07%          6.00%
              11.08    to   11.53%          6.50%
              11.54    to   11.99%          7.00%
              12.00    to    more           7.50%

C. ASSET GROWTH: The Bank's asset growth as calculated be comparing the difference between average assets for the fiscal year on which the incentive is based to the average assets of the prior year.

                                                Bonus
                                              Percentage
                 Asset Growth                 Allocation
              --------------------------      -----------

                7.00     or       less          0.00%
                7.01     to       8.37%         0.50%
                8.38     to       9.75%         1.00%
                9.76     to      11.12%         1.50%
               11.13     to      12.50%         2.00%
               12.51     to      13.87%         2.50%
               13.88     to      15.24%         3.00%
               15.25     to      16.62%         3.50%
               16.63     to      17.99%         4.00%
               18.00     to      more           4.50%

D. OPERATING EXPENSE/AVERAGE TOTAL ASSETS: The Bank's relative Operating Expense will be determined by contrasting it Operating Expense against that of its peer group.

                   Operating Expense/             Bonus
                 Average Total Assets           Percentage
              Variance below Peer Group         Allocation
            -----------------------------      -----------
             0.05     or      less                0.00%
             0.06     to      0.11                0.50%
             0.12     to      0.16                1.00%
             0.17     to      0.22                1.50%
             0.23     to      0.27                2.00%
             0.28     to      0.33                2.50%
             0.34     to      0.38                3.00%
             0.39     to      0.44                3.50%
             0.45     to      0.49                4.00%
             0.50     to      more                4.50%

E. ASSET QUALITY: Asset quality as measured by net loan charge offs (charge offs less recoveries realized from the previous year) stated as a percent of average total loans.

                                        Bonus
                                      Percentage
              Asset Quality           Allocation
       --------------------------     ----------
         0.040    or      less           0.00%
         0.039    to     0.036%          0.50%
         0.035    to     0.033%          1.00%
         0.032    to     0.029%          1.50%
         0.028    to     0.026%          2.00%
         0.025    to     0.022%          2.50%
         0.021    to     0.018%          3.00%
         0.017    to     0.015%          3.50%
         0.014    to     0.011%          4.00%
         0.010    to      more           4.50%

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                     --------------------------------------


A. INTEREST RATE SPREAD: The Bank's Interest Rate Spread for the fiscal year contrasted against that of its peer group. Interest rate spread is defined as total income on interest earning assets, stated as a percent of average interest earning assets, less the total expense of interest bearing liabilities, stated as a percent of average interest bearing liabilities.

                                             Percent
              Interest Rate Spread            Bonus
            Variance over Peer Group        Allocation
          ---------------------------       ----------
            0.05      or      less            0.00%
            0.06      to      0.10            0.50%
            0.11      to      0.16            1.00%
            0.17      to      0.21            1.50%
            0.22      to      0.26            2.00%
            0.27      to      0.31            2.50%
            0.33      to      0.37            3.00%
            0.38      to      0.42            3.50%
            0.43      to      0.47            4.00%
            0.48      to      0.53            4.50%
            0.54      to      0.58            5.00%
            0.59      to      0.63            5.50%
            0.64      to      0.69            6.00%
            0.70      to      0.74            6.50%
            0.75      to      more            7.00%

B. EARNINGS PER EMPLOYEE: The Bank's earnings (interest income plus noninterest income) divided by the average number of full-time equivalent employees for the fiscal year.

                                                    Percent
                                                     Bonus
                  Earnings Per Employee            Allocation
         ----------------------------------        ----------
          $225,000      or         less               0.00%
          $225,001      to       $235,714             0.50%
          $235,715      to       $246,428             1.00%
          $246,429      to       $257,143             1.50%
          $257,144      to       $267,857             2.00%
          $267,858      to       $278,571             2.50%
          $278,572      to       $289,285             3.00%
          $289,286      to       $299,999             3.50%
          $300,000      or         more               4.00%

C. DEPOSIT GROWTH: The Bank's retail deposit growth as calculated by comparing the difference between the average total deposits for the year on which the incentive is based to the average total deposits of the prior year.

                                                   Bonus
                                                 Percentage
                   Deposit Growth                Allocation
               --------------------------        -----------
                7.50     or         less            0.00%
                7.51     to        8.57%            0.50%
                8.58     to        9.64%            1.00%
                9.65     to       10.71%            1.50%
               10.72     to       11.78%            2.00%
               11.79     to       12.85%            2.50%
               12.86     to       13.92%            3.00%
               13.93     to       14.99%            3.50%
               15.00     to        more             4.00%

                          SANDWICH CO-OPERATIVE BANK


                            Performance Multiplier
                            ----------------------


                                                        Attainment Level
                                                        ----------------
Objectives Attainment Level                         Performance Multiplier
---------------------------                         ----------------------

     FAILED TO         Participant substantially                0.0
 ACHIEVE OBJECTIVES    failed to meet all objectives;
                       no mitigating circumstances.

    PARTIALLY          Participant met some objectives          0.5
ACHIEVED OBJECTIVES    although significant objectives
                       were not achieved.  Performance
                       in general was below expectation.

      FULLY            Participant accomplished all             1.0
ACHIEVED OBJECTIVES    major objectives.  Those that
                       were not fully accomplished
                       may have been minor or may have
                       been passed over due to efforts
                       exerted to accomplish more
                       important objectives.  Level of
                       accomplishment in general was
                       at expectations.

EXCEEDED OBJECTIVES    Participant fully accomplished           1.5
                       objectives according to
                       expectations, and exceeded
                       expectations in some areas.

      GREATLY          Participant greatly exceeded             2.0
EXCEEDED OBJECTIVES    expectations in most areas
                       of performance.

                         PERFORMANCE MANAGEMENT SYSTEM
                         -----------------------------


Objectives
----------

The purpose of the Performance Management System is to:

          Systemize the process of performance management in order to stress its importance as an integral part of Management Incentive Compensation.

          Provide a direct link to the Management Incentive Compensation System through a scoring system.

Description of the System.
-------------------------

The system is an objectives-driven approach to evaluating performance. In its most simplistic form:

     1. Officers establish their own objectives in conjunction with their superiors.

     2.   Objectives are weighted in terms of overall importance from 0 - 100%

     3. Quarterly or semiannual reviews of objectives are conducted with superiors to ensure relevancy of objectives and weightings.

     4. End of the year reviews of the levels of objectives attainment are conducted and an evaluation of level of achievement based on a scale of 0.0 - 2.0 is assigned to the overall objective. Definitions of objectives attainment are presented on Page 20 of the plan.

     5. The cumulative total of the objectives attainment ratings (0.0 to 2.0) becomes the "performance multiplier" applied to determine individual participant "adjusted total salary."